CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 11, 2005 on the financial statements and financial highlights of Asia Focus Fund, China & Hong Kong Fund, Global Innovators Fund and Global Energy Fund, each a series of shares of Guinness Atkinson Funds. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Guinness Atkinson Funds. We also consent to the references to our Firm in the Registration Statement and Prospectus.

/s/TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
April 26, 2005